EXHIBIT 24

CONFIRMING STATEMENT

 This statement confirms that Jay C. Hoag, Richard H. Kimball, John L. Drew, Jon

Q. Reynolds, Jr., William J.G. Griffith IV, Henry J. Feinberg, Technology Crossover

Management V, L.L.C., TCV V, L.P. and TCV Member Fund, L.P. ("Filers"), have authorized and designated Robert C. Bensky and Carla S. Newell to execute and file on the Filers' behalf all Forms 3, 4 and 5 (including any amendments thereto) that the Filers may be required to file with the U.S. Securities and Exchange Commission as a result of the Filers' ownership of or transactions in securities of TechTarget, Inc.  The authority of

Robert C. Bensky and Carla S. Newell under this statement shall continue until the Filers are no longer required to file Forms 3, 4 and 5 with regard to their ownership of or transactions in securities of TechTarget, Inc., unless revoked in writing.  The Filers acknowledges that Robert C. Bensky and Carla S. Newell are not assuming any of the

Filers' responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Date:  May 16, 2007

s/  Jay C. Hoag

    Jay C. Hoag

s/  Richard H. Kimball

    Richard H. Kimball

s/  John L. Drew

    John L. Drew

s/  Jon Q. Reynolds, Jr.

    Jon Q. Reynolds, Jr.

s/  William J. G. Griffith IV

    William J.G. Griffith IV

s/  Henry J. Feinberg

    Henry J. Feinberg

s/  Technology Crossover Management V, L.L.C.

    Technology Crossover Management V, L.L.C.

s/  TCV V, L.P.

    TCV V, L.P.

    s/  TCV Member Fund, L.P.

         TCV Member Fund, L.P.